Exhibit 10.2

EXECUTION VERSION

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into as of June 5, 2012 by and between Parkway Properties, Inc. (the “Company”) and TPG VI Management, LLC (the “Manager”).

WHEREAS, on May 3, 2012, the Company entered into that certain Securities Purchase Agreement, by and between the Company and the “Investors” signatory thereto (as amended, restated or otherwise modified and as in effect from time to time, and together with all exhibits, schedules and other attachments thereto, the “Purchase Agreement” and each of the transactions contemplated thereby and by each of the documents required to be entered into pursuant to the terms of such Purchase Agreement, collectively, the “Transaction”), pursuant to which Purchase Agreement, the Company is issuing on the date hereof certain shares of Common Stock and Preferred Stock to the Investors (as each such term is defined in the Purchase Agreement);

WHEREAS, on June 5, 2012, the Company entered into that certain Stockholders Agreement, by and between the Company and TPG VI Pantera Holdings, L.P. (“TPG”) (as amended, restated or otherwise modified and as in effect from time to time, the “Stockholders Agreement”);

WHEREAS, to enable the Company to engage in the Transaction and related transactions, the Manager provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”); and

WHEREAS, the Company wishes to retain the Manager to provide certain management, advisory and consulting services to the Company, and the Manager is willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and the Manager, intending to be legally bound, hereby agree as follows:

1. Services. The Manager hereby agrees that, during the term of this Agreement set forth in Section 4 below (the “Term”), it will provide to the Company, to the extent mutually agreed by the Company and the Manager, by and through itself and/or the Manager’s successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as the Manager in its sole discretion may designate from time to time, and as reasonably acceptable to the Company, management, advisory and consulting services in relation to the affairs of the Company. Such management, advisory and consulting services may include, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing on terms and conditions satisfactory to the Company;

(b) advice in connection with acquisition, disposition and change of control transactions involving the Company or any of its direct or indirect subsidiaries or any of its respective successors;

(c) financial, managerial and operational advice in connection with the Company’s day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company or its subsidiaries; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager and the Company may from time to time agree in writing.

The Manager or its Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager or any Manager Designee on a weekly, monthly, annual or other basis. The Company acknowledges that each of the Manager’s or Manager Designee’s services are not exclusive to the Company or its respective subsidiaries and that the Manager and any Manager Designee may render similar services to other persons and entities. The Manager and the Company understand that the Company or its subsidiaries may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Manager and the Manager Designees under this Agreement. In providing services to the Company or its subsidiaries, the Manager and Manager Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party hereto has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party hereto.

2. Payment of Fees.

(a) On the date hereof, the Company will pay to the Manager (or its Manager Designee(s)) an aggregate transaction fee (the “Transaction Fee”) equal to $6,000,000 in consideration of the Manager providing the Financial Advisory Services. In addition to the Transaction Fee, on the date hereof, the Companies will pay to the Manager (or its Manager Designee(s)), an amount equal to all actual third party out-of pocket expenses incurred by or on behalf of the Manager and its affiliates, including, without limitation, (i) the fees, expenses and disbursements of lawyers, accountants, consultants, financial advisors and other advisors that may have been retained by the Manager or its affiliates and (ii) any fees (including, without limitation, any financing fees) related to the Transaction incurred by the Manager or its affiliates, up to a maximum of one million dollars ($1,000,000) (all such fees and expenses, in the aggregate but subject to the maximum amount set forth above, the “Covered Costs”).

(b) During the Term, as compensation for the services provided by the Manager and the Manager Designees under this Agreement, the Company will pay to the Manager (or its Manager Designee(s)) an aggregate annual retainer fee (the “Monitoring Fee”) as follows: (i) six hundred thousand dollars ($600,000) for the period ending on date that is the first anniversary of the date hereof (the “Initial Period”); and (ii) one million dollars ($1,000,000) per annum for each year thereafter so long as TPG has the right to nominate four (4) directors to the Board of Directors of the Company pursuant to the Stockholders Agreement; provided, that the Monitoring Fee shall be reduced to (a) seven hundred fifty thousand dollars ($750,000) (or four hundred fifty thousand dollars ($450,000) during the Initial Period) from and after the date on which the number of directors which TPG has the right to nominate to the Board of Directors of the Company pursuant to the Stockholders Agreement is reduced to three (3), (b) five hundred thousand dollars ($500,000) (or three hundred thousand dollars ($300,000) during the Initial Period) from and after the date on which the number of directors which TPG has the right to nominate to the Board of Directors of the Company pursuant to the Stockholders Agreement is reduced to two (2), (c) two hundred fifty thousand dollars ($250,000) (or one hundred fifty thousand dollars ($150,000) during the Initial Period) from and after the date on which the number of directors which TPG has the right to nominate to the Board of Directors of the Company pursuant to the Stockholders Agreement is reduced to one (1), and (e) zero dollars ($0) from and after the date on which the number of directors which TPG has the right to nominate to the Board of Directors of the Company pursuant to the Stockholders Agreement has been reduced to zero (0). The Monitoring Fee shall be payable (i) one-half in cash, and (ii) one-half by issuance by the Company of (x) a number of shares of Series E Cumulative Redeemable Preferred Stock, par value $.001 per share (the “Series E Preferred Stock”), of the Company that, in the aggregate, have a Liquidation Preference (as defined in the Articles Supplementary to the Company’s existing Articles of Incorporation setting forth the terms of the Series E Preferred Stock) equal to one-half of such Monitoring Fee, or (y) if the Series E Preferred Stock is no longer outstanding, a number of shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company that, in the aggregate, have an Average Trading Price (as defined in the Articles Supplementary to the Company’s existing Articles of Incorporation setting forth the terms of the Series E Preferred Stock, and determined as of the date immediately preceding such issuance date) equal to one-half of such Monitoring Fee; provided, however, that the Company shall pay such portion of the Monitoring Fee in cash instead of issuing such additional shares of Series E Preferred Stock or Common Stock if either (a), immediately after giving effect to such proposed issuance and assuming (immediately following such proposed issuance) the conversion of all such shares of Series E Preferred Stock then held by TPG and its affiliates, TPG and its affiliates would hold in excess of forty nine percent (49.0%) of the Common Stock issued and outstanding or (b) as a result of such issuance, any “Person” (as such term is defined in the Articles of Incorporation of the Company dated as of May 6, 1996, as amended and supplemented through the date hereof (the “Charter”)), other than a member of the “Stockholder Group” (as such term is defined in that certain Waiver Request, delivered to the Company as of the date hereof pursuant to Section 7.7 of the Purchase Agreement), would “Beneficially Own” or “Constructively Own” Equity Stock in excess of the “Ownership Limit” (as each such term is defined in the Charter)), and, for the sake of clarity, any issuance in violation of clause (b) of this proviso shall be void ab initio. The Monitoring Fee will be paid (and for all avoidance of doubt, the requisite number of shares of Series E Preferred Stock or Common Stock shall be issued) in four (4) equal quarterly payments in advance, on the date during such quarter on which the Corporation is to pay its quarterly Common Stock dividend, and if no such dividend is paid during such period, the last day of such quarter (or if any such date is not a day where banks in New York, New York are able to be open for business, on the next day where such banks are able to be open for business). The Monitoring Fee payable to the Manager (or its Manager Designee(s)), shall be made in lieu of any director fees payable to the designated nominees to the Company’s Board of Directors pursuant to the Stockholders Agreement.

(c) Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the account(s) specified by the Manager from time to time.

3. Deferral. Any fee (or portion thereof) that would have been payable to the Manager (or its Manager Designees) pursuant to Section 2 above absent such payment constituting, resulting in or giving rise to a breach or violation of the terms or provisions of, or resulting in a default under, any guarantee, financing or security agreement or indenture entered into by the Company or any of its subsidiaries and in effect on such date in respect of indebtedness for borrowed money or debt security (the “Financing Documents”) applicable to the Company (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2, it being understood that the parties shall use their reasonable best efforts to cause any deferrals hereunder to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable.

4. Term. This Agreement will continue in full force and effect until TPG no longer has the right to designate nominees to the Company’s Board of Directors pursuant to the Stockholders Agreement, at which time this Agreement shall automatically terminate. For the avoidance of doubt, termination of this Agreement will not relieve a party hereto from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, the Company will pay the Manager (or its Manager Designees) all unpaid Transaction Fees (pursuant to Section 2(a) above), Covered Costs (pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Deferred Fees (pursuant to Section 3 above) and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination. All of Section 4 through Section 14 will survive termination of this Agreement with respect to matters arising before or after such termination (whether in respect of or relating to services rendered during or after the Term). Each payment made pursuant to this Section 4 will be paid by wire transfer of immediately available funds to such account(s) as the Manager may specify to the Company in writing prior to such payment.

5. Expenses; Indemnification.

(a) Expenses. The Company will pay to the Manager (or its Manager Designee(s)) on demand all Reimbursable Expenses (as defined below) that may be incurred following the date of this Agreement. As used herein, “Reimbursable Expenses” means (i) all third party out-of-pocket expenses (including, without limitation, travel-related expenses but excluding professional fees) incurred by (i) TPG Nominated Directors (as defined in the Stockholders Agreement) in connection with their service on the Board of Directors of the Company, and (ii) by the Manager, its affiliates or the Manager Designees with respect to the services provided pursuant to Section 1 hereof, but with respect to this clause (ii), only to the extent such expenses have been specifically approved by the Company. Notwithstanding anything herein to the contrary, the foregoing shall not restrict or otherwise limit the right of the Manager, any Manager Designee or any other Indemnittee to receive any payment with respect to an Indemnified Liabilities pursuant to Section 5(b) below.

(b) Indemnity and Liability. The Company will indemnify, exonerate and hold the Manager, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third-party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including, without limitation, attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”) arising out of any action, cause of action, suit, arbitration, investigation or claim (whether between the relevant Indemnitee and the Company or involving a third party claim against the relevant Indemnitee), or in any way arising out of or directly or indirectly relating to (i) this Agreement, the Transaction, any of the Transaction Documents or any related documents or instruments, any transaction to which the Company is a party or any other circumstances with respect to the Company or (ii) operations of, or services provided by the Manager or the Manager Designees to, the Company or any of its affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments will be promptly repaid by such Indemnitee to the Company without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person or entity may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation; provided that (i) the Company hereby agrees that it is the indemnitor of first resort under this Agreement and under any other applicable indemnification agreement (i.e., their obligations to Indemnitees under this Agreement or any other agreement or undertaking to provide advancement and/or indemnification to such Indemnitees are primary and any obligation of the Manager (or any affiliate thereof other than the Company) to provide advancement or indemnification for the Indemnified Liabilities incurred by Indemnitees are secondary) and (ii) if the Manager (or any affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with any Indemnitee, then (x) the Manager (or such affiliate, as the case may be) will be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Company will fully indemnify, reimburse and hold harmless the Manager (or such other affiliate) for all such payments actually made by the Manager (or such other affiliate) and irrevocably waive, relinquish and release the Manager for contribution, subrogation or any other recovery of any kind in respect of any advancement of expenses or indemnification hereunder.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither the Manager nor any of its Manager Designees makes any representations or warranties, express or implied, in respect of the services to be provided by the Manager or the Manager Designees hereunder. In no event will the Manager, its Manager Designees or related Indemnitees be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Manager or its Manager Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Manager, the Manager Designees (including, without limitation, each of the TPG Nominated Directors (as such term is defined in the Stockholders Agreement)) and the Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager, the Manager Designees or the Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Manager, each Manager Designee and the Indemnitees have myriad duties to various investors and partners, and in anticipation that the Company, on the one hand, and the Manager and each Manager Designee (or one or more of the Indemnitees), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Manager, the Manager Designees or the Indemnitees. Except as the Manager or a Manager Designee may otherwise agree in writing after the date hereof:

(i) The Manager or such Manager Designee and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, (C) to take any other action that the Manager or such Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b) to third parties and (D) not to communicate or present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person or entity.

(ii) The Manager, such Manager Designee and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Company, on its own behalf and on behalf of its affiliates, hereby renounces and waives any right to require the Manager, such Manager Designee or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Except as provided in Section 6(a), none of the Manager, the Manager Designees nor any of their respective Indemnitees will be liable to the Company or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s or entity’s participation therein.

(c) Limitation of Liability. In no event will the Manager, its Manager Designees or any of its related Indemnitees be liable to the Company or any of its affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or directly or indirectly arising out of this Agreement, before or after termination of this Agreement, including, without limitation, the services to be provided by the Manager or the Manager Designees hereunder, or for any act or omission that does not constitute gross negligence or willful misconduct of the Manager or its Manager Designees or in excess of the fees received by the Manager or Manager Designee hereunder.

(d) Excluded TPG Services. Notwithstanding anything else in this Agreement to the contrary, the services provided by the Manager or its Manager Designees hereunder do not include any service provided by the TPG Operations Group (the “Ops Group”) or the TPG Leveraged Procurement Group (the “Leveraged Procurement Group”). In the event that the Company engages the Ops Group or the Leveraged Procurement Group to provide services to the Company or any of its subsidiaries or affiliates, the fees paid by the Company in exchange for such services will be agreed to at the time of such engagement and will be in addition to the fees owed to the Manager hereunder.

7. Assignment, etc. Except as provided below, and without limiting the Manager’s rights to have payments owed to it under this Agreement to be paid to its Manager Designees or other affiliates, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement and (b) the provisions hereof for the benefit of Indemnitees will inure to the benefit of such Indemnitees and their successors and assigns as third-party beneficiaries hereof.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective unless in writing and executed by the Company and the Manager; provided, that the Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person or entity nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. THIS AGREEMENT AND ALL MATTERS ARISING UNDER OR RELATED TO THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO RELATING IN ANY WAY TO THIS AGREEMENT MUST BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

12. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon another party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party delivered in accordance with this Section 12) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company, to:

Parkway Properties, Inc.

Bank of America Center, Suite 2400

Orlando, Florida 32801

Attention: James R. Heistand

Facsimile: (407) 650-0597

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attention: David W. Bonser

Fax: (202) 637-5910

If to the Manager, to:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

Facsimile: (817) 871-4010

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Alfred O. Rose

Fax: (617) 325-0096

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl Marcellino

Facsimile: (646) 728-1523

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent that provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

PARKWAY PROPERTIES, INC.

By:	/s/ James R. Heistand
	Name:	James R. Heistand
	Title:	President and Chief Executive Officer

TPG VI MANAGEMENT, LLC

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

MANAGEMENT SERVICES

AGREEMENT